Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                     Three Months Ended
                                                ----------------------------
                                                September 28,  September 30,
                                                         1996           1995
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings per
      Share:

    Income:
      Net income                                 $ 51,242,000   $ 38,544,000

      Add: Convertible debenture
           interest, net of tax                     5,688,000      3,798,000
                                                 ------------   ------------
      Income applicable to common stock
        assuming full dilution (a)               $ 56,930,000   $ 42,342,000
                                                 ------------   ------------
    Shares:
      Weighted average shares outstanding         142,791,369    127,732,874

      Add: Shares issuable from assumed
           conversion of convertible
           debentures                              30,555,401     29,041,494

           Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)            2,468,459      2,552,078
                                                 ------------   ------------
      Weighted average shares outstanding,
        as adjusted (b)                           175,815,229    159,326,446
                                                 ------------   ------------
    Fully Diluted Earnings per Share (a) / (b)   $        .32   $        .27
                                                 ============   ============
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                           THERMO ELECTRON CORPORATION

                  Computation of Earnings per Share (continued)

                                                     Nine Months Ended
                                               -----------------------------
                                               September 28,   September 30,
                                                        1996            1995
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings per
      Share:

    Income:
      Net income                                $137,184,000    $101,278,000

      Add: Convertible debenture
           interest, net of tax                   18,522,000      12,099,000
                                                ------------    ------------
      Income applicable to common stock
        assuming full dilution (a)              $155,706,000    $113,377,000
                                                ------------    ------------

    Shares:
      Weighted average shares outstanding        138,853,385     125,058,179

      Add: Shares issuable from assumed
           conversion of convertible
           debentures                             34,286,379      31,446,397

           Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)           2,520,701       2,552,078
                                                ------------    ------------

      Weighted average shares outstanding,
        as adjusted (b)                          175,660,465     159,056,654
                                                ------------    ------------

    Fully Diluted Earnings per Share (a) / (b)  $        .89    $        .71
                                                ============    ============